Adverse Event ("AE") Processing and Exchange Agreement for Collagenase Santyl(R)
                                    Ointment
                                     Between
  Advance Biofactures Corporation ("ABC"), Knoll Pharmaceutical Company ("KPC")
                                       and
                          Smith & Nephew, Inc. ("S&N")


The following sets forth the agreement of S&N, KPC and ABC on the procedures to be established and followed to assure the expeditious exchange of adverse event
(AE) information related to Santyl(R) Collagenase Ointment (the "Product").

(1) All reports of Product AEs received by KPC or S&N will be sent by overnight mail to ABC, with a copy to the other party, no later than the fourth calendar day following their receipt by KPC or S&N.

(2) All reports of Product AEs received by ABC will be sent by overnight mail to KPC and S&N no later than the fourth calendar day following their receipt by ABC.

(3) Each party hereto will acknowledge receipt of each report of an AE from the other parties by providing the company identification number it assigned to that AE report to the party originally receiving the AE and the other party hereto.

(4) In the case of a 15 day reportable event, ABC will submit the event to FDA in accordance with all relevant regulations and will provide KPC and S&N with a copy of the dated cover letter to FDA at the time submitted to FDA.

(5) KPC and S&N will forward to ABC and each other on a monthly basis a report listing all AEs and follow-ups for the Product that were received during the prior calendar month, or a statement that none was received. This will include all follow-ups or, if not available, documentation of efforts to follow-up.

(6) ABC will review KPC's and S&N's monthly reports listing AEs and follow-ups (as set forth in paragraph 5 above) and promptly notify the party or parties if any of its or their listed AE reports had not been received by ABC pursuant to paragraph 1 hereinabove.

(7) KPC and S&N will follow their respective standard operating procedures for follow-up of Product AEs. Any information obtained on follow-up will be forwarded to ABC, with a copy to the other party, by overnight mail no later than the fourth calendar day following receipt of such information. If follow-up is unavailable, KPC or S&N, or both, will provide documentation of the efforts made to follow-up.

(8) ABC will notify KPC and S&N of any information obtained on follow-up of Product AEs by forwarding such information to KPC and S&N by overnight mail no later than the fourth calendar day following receipt by ABC.

(9) ABC will prepare and submit Periodic Reports for the Product in accordance with FDA regulations. ABC will provide KPC and S&N from the Product Periodic Report information relevant to the assessment of the safe use of the Product, no later than 10 calendar days prior to the Periodic Reports' FDA submission due date. KPC and S&N will review this report for accuracy and completeness, and notify ABC of their respective conclusions no later than 5 calendar days from receipt thereof.

(10) Each party agrees to promptly forward to the other parties hereto any information which could potentially affect the safe use of the Product by patients.

(11) Each party agrees to fully cooperate with the other parties' audits of its AE collection practices and recordkeeping for the Product. The auditing party will provide no less than two (2) weeks prior notice of its intention to conduct such an audit; provided, such audits will be conducted no more frequently than once annually, unless otherwise mutually agreed.

(12) With respect to ABC and KPC, this Agreement supercedes the existing Adverse Event Processing and Exchange Agreement between the parties respecting the Product.



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

         ADVANCE BIOFACTURES CORPORATION

         By s/Thomas Wegman
         ------------------

         Title Executive Vice President
         ------------------------------

         Date January 31, 2000
         ---------------------

         KNOLL PHARMACEUTICAL COMPANY                SMITH & NEPHEW, INC.

         By s/Carter H. Eckert                       By s/Rod Skaggs Jr.
            ------------------                          ----------------

         Title President                             Title President
         ---------------                             ---------------

         Date January 31, 2000                       Date January 31, 2000
              ----------------                            ----------------



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